Exhibit 99.1

St. Jude Medical, Inc. Global Headquarters One St. Jude Medical Drive St. Paul, MN 55117-9913 USA Tel 651 756 2000 sjm.com

News Release

MEDIA CONTACT:	INVESTOR CONTACT:
Micki Sievwright	J.C. Weigelt
msievwright@sjm.com	jweigelt@sjm.com
Tel 651 756 4615	Tel 651 756 4347

St. Jude Medical Reports Second Quarter 2014 Results

ST. PAUL, Minn. — July 16, 2014 — St. Jude Medical, Inc. (NYSE: STJ) today reported sales and net earnings for the second quarter ended June 28, 2014.

Second quarter highlights:

•                  Net sales increased 3 percent and adjusted net earnings per share increased 6 percent

•                  ICD sales increased 2 percent, demonstrating our continued leadership position in quadripolar CRT therapy

•                  The company completed its acquisition of CardioMEMS, Inc., and began its strategic launch of the CardioMEMS™ HF System, the first and only FDA-approved heart failure monitoring device proven to significantly reduce hospital admissions when used by physicians to manage heart failure

Second Quarter 2014 Sales

The company reported net sales of $1.448 billion in the second quarter of 2014, a 3 percent increase on a reported and constant-currency basis over net sales of $1.403 billion in the second quarter of 2013. Favorable foreign currency translation comparisons increased second quarter sales by approximately $4 million.

Commenting on the company’s financial results, St. Jude Medical Chairman, President and Chief Executive Officer Daniel J. Starks said, “The progress we made during the second quarter positions us to accelerate sales growth while continuing to deliver EPS leverage. Our growth is based on differentiated medical technology that improves patient outcomes and reduces the cost of health care.”

Cardiac Rhythm Management (CRM)

Total CRM sales, which include implantable cardioverter defibrillator (ICD) and pacemaker products, were $733 million for the second quarter of 2014, a 2 percent increase compared with the second quarter of 2013.

Of that total, ICD product sales were $462 million in the second quarter, a 2 percent increase compared with the second quarter of 2013.

Second quarter pacemaker sales were $271 million, a 3 percent increase compared with the second quarter of 2013.

Atrial Fibrillation (AF)

AF product sales for the second quarter totaled $257 million, an 8 percent increase over the second quarter of 2013.

Cardiovascular

Total cardiovascular sales, which primarily include vascular and structural heart products, were $351 million for the second quarter of 2014, a 3 percent increase compared to the second quarter of 2013.

Total structural heart product sales for the second quarter of 2014 were $171 million, a 6 percent increase compared with the second quarter of 2013.

Sales of vascular products in the second quarter of 2014 were $180 million, a 1 percent increase over the second quarter of 2013.

Neuromodulation

Neuromodulation product sales were $107 million in the second quarter of 2014, down 1 percent compared with the second quarter of 2013.

Second Quarter Earnings Results

In the second quarter, the company recognized net after-tax charges of $21 million, or $0.08 per share, primarily related to continued actions associated with our previously announced restructuring activities. Including these items, reported net earnings for the second quarter of 2014 were $270 million or $0.93 per share, compared with reported net earnings for the second quarter of 2013 of $115 million or $0.40 per share.

In accordance with GAAP, reported net earnings for the second quarter 2014 do not include any benefit from the research and development tax credit, which has yet to be extended for 2014. Including the benefit of this adjustment and excluding the second quarter charges, adjusted net earnings for the second quarter of 2014 were $295 million, or $1.02 per share, a 6 percent increase compared with adjusted net earnings for the second quarter of 2013 of $0.96 per share. A reconciliation of the company’s non-GAAP adjusted net earnings per share to the company’s GAAP net earnings per share is provided in the schedule at the end of the press release.

Third Quarter and Full-Year 2014 Sales and Earnings Guidance

For the third quarter, St. Jude Medical expects revenue to be in the range of $1.315 billion to $1.395 billion. For the full-year 2014, we now expect total revenue to be in the range of $5.640 billion to $5.760 billion. During a conference call today, St. Jude Medical will provide its range for revenue expectations for the third quarter and full-year 2014 by product category.

The company expects its consolidated adjusted net earnings for the third quarter of 2014 to be in the range of $0.95 to $0.97 per share and for full-year 2014 consolidated adjusted net earnings to now be in the range of $3.96 to $4.01. A further reconciliation of the company’s quarterly and annual guidance is provided in the schedule below.

Non-GAAP Financial Measures

The company provides adjusted net earnings and adjusted net earnings per share because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of certain adjustments (such as acquisition-related costs, restructuring charges, impairment charges, litigation charges or litigation reserve adjustments and income tax adjustments). These adjustments result from facts and circumstances (such as acquisitions, business development activities, restructuring activities, asset impairment events or developments, settlements and other developments relating to litigation, discrete income tax adjustments and resolution of audits by tax authorities) that vary in frequency and impact on the company’s results of operations. St. Jude Medical management uses adjusted net earnings and adjusted net earnings per share to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consolidated basis.

The company provides constant-currency sales growth and adjusted constant-currency net earnings per share growth because St. Jude Medical management believes that in order to properly understand the company’s short-term and long-term financial trends, investors may wish to consider the impact of foreign currency translation on net sales and adjusted net earnings. St. Jude Medical management uses constant-currency growth measurements to forecast and evaluate the operational performance of the company as well as to compare results of current periods to prior periods.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies. Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Conference Call/Webcast

St. Jude Medical’s second quarter earnings call can be heard live via webcast today beginning at 7 a.m. CDT (also archived for 90 days) on the Investor Relations section of our website, investors.sjm.com.

St. Jude Medical will also be tweeting live during the call on our Investor Relations Twitter account, @StJudeMedicalIR.

About St. Jude Medical

St. Jude Medical is a global medical device manufacturer dedicated to transforming the treatment of some of the world’s most expensive epidemic diseases. The company does this by developing cost-effective medical technologies that save and improve lives of patients around the world. Headquartered in St. Paul, Minn., St. Jude Medical has four major clinical focus areas that include cardiac rhythm management, atrial fibrillation, cardiovascular and neuromodulation. For more information, please visit sjm.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. Such forward-looking statements include the expectations, plans and prospects for the Company, including potential clinical successes, anticipated regulatory approvals and future product launches, and projected revenues, margins, earnings and market shares. The statements made by the Company are based upon management’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company’s control and the risk factors and other cautionary statements described in the Company’s filings with the SEC, including those described in the Risk Factors and Cautionary Statements sections of the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2013 and Quarterly Report on Form 10-Q for the fiscal quarter ended March 29, 2014. The Company does not intend to update these statements and undertakes no duty to any person to provide any such update under any circumstance.

Summary of Second Quarter 2014 Sales and Reconciliation to Constant-Currency Sales Growth
(in millions)

(unaudited)

	2Q14 Sales	2Q13 Sales	Reported % Change vs. 2Q13	Constant Currency % Change vs. 2Q13	Reported $ Change vs. 2Q13	Constant Currency $ Change vs. 2Q13
Total Sales	$1,448	$1,403	3%	3%	$45	$41
Total International Sales	$779	$734	6%	6%
Total U.S. Sales	$669	$669	0%
Worldwide Cardiac Rhythm Management	$733	$718	2%	2%	$15	$13
International Cardiac Rhythm Management	$351	$338	4%	3%
U.S. Cardiac Rhythm Management	$382	$380	1%
Worldwide ICD	$462	$454	2%	1%	$8	$6
International ICD	$187	$184	2%	1%
U.S. ICD	$275	$270	2%
Worldwide Pacemakers	$271	$264	3%	3%	$7	$7
International Pacemakers	$164	$154	6%	6%
U.S. Pacemakers	$107	$110	-3%
Worldwide Atrial Fibrillation	$257	$237	8%	8%	$20	$19
International Atrial Fibrillation	$159	$145	10%	9%
U.S. Atrial Fibrillation	$98	$92	7%
Worldwide Cardiovascular	$351	$340	3%	3%	$11	$10
International Cardiovascular	$233	$223	4%	4%
U.S. Cardiovascular	$118	$117	1%
Worldwide Neuromodulation	$107	$108	-1%	-1%	-$1	-$1
International Neuromodulation	$36	$28	29%	29%
U.S. Neuromodulation	$71	$80	-11%

St. Jude Medical, Inc.

Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

(Unaudited)

	Three Months Ended				Six Months Ended
	June 28, 2014		June 29, 2013		June 28, 2014		June 29, 2013
Net sales	$1,448		$1,403		$2,811		$2,741
Cost of sales:
Cost of sales before special charges	407		381		789		740
Special charges	26		1		27		19
Total cost of sales	433		382		816		759
Gross profit	1,015		1,021		1,995		1,982

Selling, general & administrative expense	523		489		988		957
Research & development expense	178		173		348		333
Special charges	25		77		58		102
Operating profit	289		282		601		590
Other expense, net	21		183		41		231
Earnings before noncontrolling interest and income taxes	268		99		560		359
Income tax expense (benefit)	22		(8)		75		30
Net earnings before noncontrolling interest	246		107		485		329
Net loss attributable to noncontrolling interest	(24)		(8)		(34)		(9)
Net earnings attributable to St. Jude Medical, Inc.	$270		$115		$519		$338

Adjusted net earnings attributable to St. Jude Medical, Inc. (Non-GAAP)	$295	(1)	$275	(2)	$573	(3)	$538	(4)

Diluted net earnings per share attributable to St. Jude Medical, Inc.	$0.93		$0.40		$1.80		$1.18
Adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$1.02	(1)	$0.96	(2)	$1.98	(3)	$1.87	(4)

Cash dividends declared per share	$0.27		$0.25		$0.54		$0.50

Weighted average shares outstanding- diluted	288.9		286.7		289.1		287.1

(1)         Second quarter 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $21 or $0.08 per share:

-               $42 charges, or $0.15 per share, primarily related to continued actions associated with our previously announced restructuring activities. The associated pre-tax amount of $60 was recorded as a Special Charge to Cost of sales ($26) and Special charges ($34).

-               $9 charges, or $0.03 per share, of acquisition-related costs primarily related to contingent consideration fair value adjustments and costs associated with acquiring the CardioMems noncontrolling equity interests.

The associated pre-tax amount of $31 was recorded as Selling, general & administrative expense, partially offset by $16 recorded as Net loss attributable to noncontrolling interest.

-               $11 charges, or $0.04 per share, related to litigation costs resulting from product field actions for our legacy IESD business. The associated pre-tax amount of $18 was recorded to Special charges.

-               $17 benefit, or $0.06 per share, related to a favorable judgement and resolution of a patent infringement case. The associated pre-tax amount of $27 was recorded as a benefit to Special charges.

-               $24 income tax benefit, or $0.08 per share, related to discrete income tax adjustments associated with international tax positions.

Second quarter 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $4 of income tax benefit, or $0.01 per share, for the second quarter expected benefit from the federal research and development tax credit not yet extended for 2014.

(2)         Second quarter 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $160 or $0.56 per share:

-               $34 charges, or $0.12 per share, primarily related to previously announced business realignment and restructuring related actions as we continue to integrate our product divisions and centralize certain support functions.  The associated pre-tax amount of $43 was recorded as a Special Charge to Cost of sales ($1) and Special charges ($42).

-               $14 charges, or $0.05 per share, related to a license dispute settlement charge.  The associated pre-tax amount of $22 was recorded to Special charges.

-               $8 charges, or $0.03 per share, related to intangible asset impairment charges.  The associated pre-tax amount of $13 was recorded to Special charges.

-               $3 charges, or $0.01 per share, related to transaction costs, acquired inventory step-up amortization expense, contingent consideration fair value adjustments and other acquisition-related costs.  The associated pre-tax amount of $4 was recorded to Cost of sales ($1) and Selling, general & administrative expense ($3).

-               $101 charges, or $0.35 per share related to debt extinguishment costs primarily associated with the make-whole redemption provisions of long-term notes retired in the second quarter of 2013 prior to their scheduled maturities.  The associated pre-tax amount of $161 was recorded to Other expense, net.

(3)         First six months 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $46 or $0.16 per share:

-               $65 charges, or $0.22 per share, primarily related to continued actions associated with our previously announced restructuring activities.  The associated pre-tax amount of $94 was recorded as a Special Charge to Cost of sales ($27) and Special charges ($67).

-               $11 charges, or $0.04 per share, related to contingent consideration fair value adjustments and other acquisition-related costs.  The associated pre-tax amount of $33 was recorded as Selling, general & administrative expense, partially offset by $16 recorded as Net loss attributable to noncontrolling interest.

-               $11 charges, or $0.04 per share, related to litigation costs resulting from product field actions for our legacy IESD business. The associated pre-tax amount of $18 was recorded to Special charges.

-               $17 benefit, or $0.06 per share, related to a favorable judgement and resolution of a patent infringement case. The associated pre-tax amount of $27 was recorded as a benefit to Special charges.

-               $24 income tax benefit, or $0.08 per share, related to discrete income tax adjustments associated with international tax positions.

First six months 2014 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. include $8 of income tax benefit, or $0.02 per share, for the first six months expected benefit from the federal research and development tax credit not yet extended for 2014.

(4)         First six months 2013 adjusted net earnings attributable to St. Jude Medical, Inc. and adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. exclude the following after-tax items totaling $200 or $0.69 per share:

-               $66 charges, or $0.22 per share, primarily related to previously announced business realignment and restructuring related actions as we continue to integrate our product divisions and centralize certain support functions.  The associated pre-tax amount of $86 was recorded as a Special Charge to Cost of sales ($19) and Special charges ($67).

-               $14 charges, or $0.05 per share, related to a license dispute settlement charge.  The associated pre-tax amount of $22 was recorded to Special charges.

-               $8 charges, or $0.03 per share, related to intangible asset impairment charges.  The associated pre-tax amount of $13 was recorded to Special charges.

-               $32 charges, or $0.11 per share, related to transaction costs, acquired inventory step-up amortization expense, contingent consideration fair value adjustments and other acquisition-related costs, including a loss on a previously held cost investment.  The associated pre-tax amount of $33 was recorded to Cost of sales ($1), Selling, general & administrative expense ($3) and Other expense, net ($29).

-               $101 charges, or $0.35 per share related to debt extinguishment costs primarily associated with the make-whole redemption provisions of long-term notes retired in the second quarter of 2013 prior to their scheduled maturities.  The associated pre-tax amount of $161 was recorded to Other expense, net.

-               $21 income tax benefit, or $0.07 per share, for the benefit relating to 2012 from the federal research and development tax credit extended in the first quarter of 2013, retroactive to the beginning of the 2012 tax year.

2014 Earnings Guidance Reconciliation

	Third Quarter 2014		Full Year 2014

Estimated 2014 diluted net earnings per share attributable to St. Jude Medical,Inc.	$0.82 - $0.84		$3.57 - $3.62
Restructuring charges	0.05	(5)	0.31	(5)
Acquisition-related charges	0.07	(6)	0.14	(6)
Product litigation costs and other legal matter adjustments	—		(0.02	)(7)
Discrete income tax adjustments	—		(0.08	)(8)
Federal R&D tax credit 2014 extension	0.01	(9)	0.04	(9)
Estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP)	$0.95- $0.97		$3.96 - $4.01

(5)    The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to ongoing business restructuring activities.

(6)    The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax charges expected to be recognized related to acquisition-related activities.

(7)    The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of after-tax items recognized in the second quarter of 2014 related to product litigation costs and the favorable judgment and resolution of a patent infringement case.

(8)    The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (Non-GAAP) excludes the impact of discrete income tax benefits recognized in the second quarter of 2014 related to certain international tax positions.

(9)    The federal research and development tax credit has not yet been extended for 2014.  The Company’s above estimated 2014 adjusted diluted net earnings per share attributable to St. Jude Medical, Inc. (non-GAAP) assumes that the tax credit will be enacted for the full year 2014.

St. Jude Medical, Inc.

Condensed Consolidated Balance Sheets

(in millions)

(Unaudited)

	June 28, 2014	December 28, 2013
Cash and cash equivalents	$1,580	$1,373
Accounts receivable, net	1,439	1,422
Inventories	801	708
Other current assets	400	407
Property, plant & equipment, net	1,382	1,410
Goodwill	3,484	3,524
Other intangible assets, net	868	911
Other assets	489	493
Total assets	$10,443	$10,248

Current debt obligations	$564	$62
Other current liabilities	1,263	1,318
Long-term debt	3,642	3,518
Deferred income taxes, net	231	240
Long-term other liabilities	708	706
Total equity	4,035	4,404
Total liabilities & equity	$10,443	$10,248